Exhibit 99.1

NEWS RELEASE
May 14, 2009	OTC BB: DPDW

DEEP DOWN ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, TX – May 14, 2009 – Deep Down, Inc. (OTCBB: DPDW) announced today unaudited results for the first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 were $7,102,589, compared to $6,279,465 for the first quarter of 2008, for a 13.1% increase. The increase in revenues included $2.6 million from the acquisition of Flotation Technologies.  Net loss for the first quarter ended March 31, 2009, was $729,775 as compared to a net loss of $89,477 for the same period of 2008.  The first quarter loss included a net loss from Flotation Technologies of approximately $300,000.

Ron Smith, President and Chief Executive Officer stated “Historically, the first quarter is our weakest operating quarter; however, our operations as a whole have been naturally affected by the economic slowdown and falling oil and gas prices. We are fortunate to be in the deepwater sector of the industry, which is currently the strongest sector.  We have recently announced several new contracts that are commencing this year, and are beginning work on our large riser buoyancy contract for delivery in the first quarter of 2010. We continue to expect growth in our operations for the balance of the year.”

“The Company’s financial condition continues to be strong,” commented Eugene L. Butler, Chief Financial Officer. “With all of the Company’s recent acquisitions and the significant growth we have experienced, we are now implementing a new Enterprise, Resource, and Planning (ERP) system to strengthen and improve our internal controls, consolidate our accounting systems, and streamline our service, manufacturing, and operating processes.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down’s proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and ROV tooling, as well as marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company’s primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. Deep Down provides these services through its four subsidiaries. More information about Deep Down is available at www.deepdowncorp.com, by contacting the company at (281) 517-5000, or ir@deepdowninc.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations
ir@deepdowninc.com
(281) 517-5000 (O)

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$6,260,939	$2,495,464
Restricted cash	135,855	135,855
Accounts receivable, net	6,422,509	10,772,097
Prepaid expenses and other current assets	663,342	633,868
Inventory	993,545	1,224,170
Costs and estimated earnings in excess of billings on uncompleted contracts	165,454	707,737
Work in progress	78,007	137,940
Deferred tax asset	1,683,806	216,900
Total current assets	16,403,457	16,324,031
Property and equipment, net	14,806,223	13,799,196
Other assets, net (see Related Party Note 10)	928,453	457,836
Intangibles, net	17,763,529	18,090,680
Goodwill	15,024,300	15,024,300
Total assets	$64,925,962	$63,696,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$3,522,510	$4,318,394
Billings in excess of costs and estimated earnings on uncompleted contracts	2,128,356	2,315,043
Current portion of long-term debt	471,015	382,912
Total current liabilities	6,121,881	7,016,349
Long-term debt	3,358,435	1,718,475
Deferred tax liabilities	2,310,728	1,125,945
Total liabilities	11,791,044	9,860,769

Stockholders' equity:
Common stock, $0.001 par value, 490,000,000 shares authorized, 179,700,630
and 177,350,630 shares issued and outstanding, respectively	179,701	177,351
Additional paid-in capital	60,355,193	60,328,124
Accumulated deficit	(7,399,976)	(6,670,201)
Total stockholders' equity	53,134,918	53,835,274
Total liabilities and stockholders' equity	$64,925,962	$63,696,043

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
Revenues	$7,102,589	$6,279,465
Cost of sales	4,798,788	3,931,555
Gross profit	2,303,801	2,347,910
Operating expenses:
Selling, general & administrative	2,843,776	1,879,409
Depreciation and amortization	406,097	125,803
Total operating expenses	3,249,873	2,005,212
Operating income (loss)	(946,072)	342,698
Other income (expense):
Interest income	2,228	39,164
Interest expense	(48,344)	(769,030)
Other (expense) income	(2,910)	28,355
Total other expense	(49,026)	(701,511)
Loss before income taxes	(995,098)	(358,813)
Benefit from income taxes	265,323	269,366
Net loss	$(729,775)	$(89,447)

Loss per share:
Basic	$-	$-
Weighted-average common shares outstanding	176,150,630	87,185,242

Diluted	$-	$-
Weighted-average common shares outstanding	176,150,630	87,185,242

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:

Net loss	$(729,775)	$(89,447)
Adjustments to reconcile net income to net cash used in
operating activities:
Non-cash amortization of debt discount	-	231,760
Non-cash amortization of deferred financing costs	-	56,915
Share-based compensation	29,419	105,162
Bad debt expense	60,000	3,949
Depreciation and amortization	751,276	298,150
Loss on disposal of equipment	(3,038)	58,115
Deferred taxes payable	(282,123)	-
Changes in assets and liabilities:
Accounts receivable	4,289,588	(282,869)
Prepaid expenses and other current assets	(30,091)	(107,239)
Inventory	230,625	-
Costs and estimated earnings in excess of billings on uncompleted contracts	542,283	-
Work in progress	59,933	(161,279)
Accounts payable and accrued liabilities	(795,884)	(603,631)
Billings in excess of costs and estimated earnings on uncompleted contracts	(186,687)	(53,030)
Net cash provided by (used in) operating activities	$3,935,526	$(543,444)
Cash flows used in investing activities:
Cash paid for acquisition of Mako	-	(2,979,192)
Purchases of equipment	(1,428,114)	(156,958)
Deposits, related party	(470,000)	-
Restricted cash	-	(187,500)
Net cash used in investing activities	$(1,898,114)	$(3,323,650)
Cash flows from financing activities:
Proceeds from sales-type lease	-	103,500
Borrowings on long-term debt	1,840,000	5,600,000
Payments of long-term debt	(111,937)	(926,808)
Net cash provided by financing activities	$1,728,063	$4,776,692
Change in cash and equivalents	3,765,475	909,598
Cash and cash equivalents, beginning of period	2,495,464	2,206,220
Cash and cash equivalents, end of period	$6,260,939	$3,115,818